Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-8 No. 333-117535) pertaining to the TRW Automotive Retirement Savings Plan for Hourly Employees, and

(2) Registration Statement (Form S-8 No. 333-115338) pertaining to the 2003 Amended and Restated TRW Automotive Holdings Corp. 2003 Stock Incentive Plan, and

(3) Registration Statement (Form S-8 No. 333-115337) pertaining to the TRW Automotive Retirement Savings Plan for Salaried Employees, and

(4) Registration Statement (Form S-8 No. 333-159593) pertaining to the 2003 Amended and Restated TRW Automotive Holdings Corp. 2003 Stock Incentive Plan;

of our report dated February 20, 2009 (except for the adoption of SFAS No. 160 and related disclosure in Note 2, the information related to the Sixth Amended and Restated Credit Agreement in Note 13, the adjustments reported under the new basis of segmentation in Note 14 and Note 20, and the subsequent events reported in Notes 8, 17 and 23, as to which the date is July 29, 2009), with respect to the consolidated financial statements and schedule of TRW Automotive Holdings Corp. as of December 31, 2008 and 2007 and for each of the three years in the period ended December 31, 2008 included in this Current Report on Form 8-K.

/s/  Ernst & Young LLP

Detroit, Michigan
July 29, 2009